Exhibit 10.2.4

FOURTH OFFICE COMPLEX LEASE AMENDMENT

THIS FOURTH OFFICE COMPLEX LEASE AMENDMENT (this "Fourth Amendment") is made as of May 11, 2017, by and between FEDERAL HOME LOAN BANK OF TOPEKA, a federally chartered corporation ("Lessor") and SECURITY BENEFIT LIFE INSURANCE COMPANY, a Kansas stock insurance company ("Lessee"), in order to amend and modify that certain Office Complex Lease dated March 25, 2002, made by and between Lessor and Lessee, as previously amended by that certain Office Complex Lease Amendment dated February 21, 2003, that certain Second Office Complex Lease Amendment dated October 31, 2005, and that certain Office Complex Lease Third Amendment dated October 4, 2013, made by and between Lessor and Lessee (collectively, the "Existing Lease" and, as modified by this Fourth Amendment, the "Lease").

WHEREAS, the Lessor and Lessee desire to amend the Existing Lease (i) to permit Lessor to vacate early all but certain limited space that it could continue to use for six months for certain purposes without having to pay rent or any share of property taxes, utilities, or insurance premiums from the time Lessor vacates all but such limited space; and (ii) to provide for the sale of certain furniture, fixtures and equipment now in the Lessor's Space to the Lessee;

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements set forth in the Existing Lease, and the promises and undertakings hereinafter set forth, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree that the Existing Lease is hereby amended and modified as hereinafter provided. Capitalized terms used in this Fourth Amendment and not defined in this Fourth Amendment have the meanings assigned to them in the Existing Lease.

1. Early Departure by Lessor. Lessor may vacate the Lessor's Space, leaving behind the furniture, fixtures, and equipment now there as set forth below, before March 31, 2018, and, upon doing so, shall cease being obligated to pay a share of property taxes, utilities, or insurance premiums under the Lease except for any past due or accrued. Nevertheless, Lessor must pay property taxes, utilities or insurance premiums under the Lease through December 31, 2017, even if Lessor vacates Lessor's Space earlier, and (b) need not vacate the Temporary Space (as defined below).

2. Temporary Space.

(a) If by March 31, 2018, Lessor vacates Lessor's Space other than the "Temporary Space" identified on Exhibit A-4, then Lessor may occupy and use the Temporary Space, without having to pay rent or any share of property taxes, utilities, or insurance premiums for the Temporary Space, but otherwise subject to all the terms and conditions of the Lease, solely for the operation of computers and related equipment for up to 180 days after the date the Lessor vacates the rest of the Lessor's Space or so much thereof as Lessor is not in default under the Lease and has not failed to cure such default by the end of any applicable cure period (the "Temporary Space Term").

(b) Lessor and its employees, agents and invitees will only use the particular point(s) of access and path(s) of travel that are specified in Exhibit A-4 (as such exhibit may be modified reasonably by Lessee from time to time upon ten (10) days written notice from Lessee to Lessor) for ingress and egress between the exterior of the SBL Buildings and the Temporary Space.

(c) Lessee will furnish Lessor with seven (7) keys or badges for Lessor's employees to access the Temporary Space through the specified point(s) of access. Lessor will deliver all of them and any others previously furnished to Lessor but not previously returned to the Lessee at the end of the Temporary Space Term.

(d) Lessee shall designate three (3) parking spaces at the west end of the SBL Parking lot located directly east of the Lessor's designated entry point to the Temporary Space near the delivery bay area (docks) for Lessor's use during the Temporary Space Term.

(e) During the Temporary Space Term, Lessor will carry the insurance required to be carried by Lessor under Section 8.2(a) of the Existing Lease on the Temporary Space and the furniture, fixtures and equipment in or used principally to service such space.

(f) If Lessor does not vacate the Temporary Space by the end of the Temporary Space Term, then Lessor will pay Lessee holdover rent at the rate of $5,000.00 per month (which amount shall increase by $5,000.00 each subsequent month that Lessor has not so vacated, up to $30,000.00 per month). In such event, Lessor will also pay Lessee's attorneys' fees incurred in enforcing the Lease and Lessor will be liable to Lessee for any consequential damages which the Lessee may suffer due to the failure of the Lessor to vacate the Temporary Space at the end of the Temporary Space Term.

(g) If Lessor fails timely to vacate the Temporary Space, or if Lessor fails to convey and deliver to Lessee the FF&E (as defined in Section 3(a) of this Fourth Amendment) in or used to service the Temporary Space upon vacating the Temporary Space, as provided for in this Fourth Amendment, then Lessee may, in addition to any other remedies it may have under the Lease, at its option, after fifteen (15) days' notice to Lessor, take possession of the Temporary Space and the FF&E in the Temporary Space that was to be conveyed to Lessee pursuant hereto. In addition, Lessee may remove the rest of Lessor's effects in such reasonable manner as it shall choose, and store such effects without liability for loss except due to Lessee's malicious act. Lessor agrees to pay Lessee on demand any and all expenses incurred in such removal, including court costs and storage charges on such effects for any length of time the same shall be in Lessee's possession.

3. Conveyance of FF&E in Lessor's Space.

(a) Upon vacating the Lessor's Space, the Lessor will leave in place all the furniture, fixtures and equipment, including but not limited to, existing offices, meeting rooms, carpet, and other flooring ("FF&E") currently in the Lessor's Space, excluding any listed on Exhibit B-4 (which listed FF&E must be removed by Lessor). Contemporaneously, Lessor will execute and deliver to the Lessee a bill of sale, in a form reasonably acceptable to Lessee, conveying good title to such FF&E, excluding FF&E in or used to service the Temporary Space to the Lessee, free and clear of any liens, encumbrances or interests of Lessor or any third party and Lessee shall pay Lessor Twenty Thousand US Dollars (US$20,000.00).

(b) At the end of the Temporary Space Term, the Lessor will leave in place all the FF&E in or used to service the Temporary Space, including without limitation uninterruptable power supply (UPS) and related/associated equipment such as batteries, along with the critical space heating, ventilating and air conditioning (Liebert) units which serve the Temporary Space, but excluding any furniture, fixtures and equipment listed on Exhibit B-4. Contemporaneously, Lessor will execute and deliver to the Lessee a bill of sale, in form reasonably acceptable to Lessee, conveying good title to the FF&E in or used to service the Temporary Space to the Lessee, free and clear of any liens, encumbrances or interests of Lessor or any third party in return for having been permitted the opportunity to use the Temporary Space rent free for up to 180 days.

(c) The FF&E will be, when conveyed, in substantially the same condition as at the time of execution of this Fourth Amendment other than reasonable wear and tear; provided that Lessee must make any claim otherwise to Lessor by notice given within 60 days after the Lessor vacates the Lessor's Space or Temporary Space and tenders conveyance of the FF&E, except that such time limit shall not apply if Lessee, upon the later removal of any fixtures or equipment installed by Lessor, discovers structural or mechanical system damage to the building caused by the installation of such fixtures or equipment by or on behalf of Lessor. Claims shall be supported with reasonable evidence and supplemented with estimates to repair, remove, and/or replace the damaged FF&E and/or structural or mechanical system damage.

(d) The parties agree, based on a joint inspection performed by their respective representatives, that at the time of execution of this Fourth Amendment there is no damage to the FF&E other than reasonable wear and tear.

(e) Lessor may not install any new fixtures or equipment (excluding standard office equipment such as copiers and computers, mail room equipment, etc.), electrical wiring, plumbing, or special air conditioning system in or affecting the Lessor's Space without Lessee's prior written consent, not to be unreasonably withheld, denied, delayed, or conditioned. Any such installation will be solely at Lessor's cost, will be done in accordance with applicable laws (including without limitation any necessary permits), will be done with plans approved in writing by Lessee in advance, and will be done using contractors reasonably acceptable to Lessee. After completion of any such installation, Lessor will provide Lessee with lien waivers from all contractors who worked on, or provided materials or equipment for, the installation.

Except as modified in this Fourth Amendment, all other terms and conditions of the Existing Lease remain unchanged and in full force and effect, except to the extent they are inconsistent with the provisions of this Fourth Amendment. If any inconsistencies exist between this Fourth Amendment and the Existing Lease, the terms and provisions of this Fourth Amendment shall control. This Fourth Amendment will not be binding and effective until at least one counterpart has been executed by both Lessor and Lessee. The provisions of this Fourth Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, said parties have executed this Fourth Office Complex Lease Amendment as of the day and year first above written.

LESSOR:
FEDERAL HOME LOAN BANK OF TOPEKA
a federally chartered corporation

By: /s/ Mark E. Yardley
Name: Mark E. Yardley
Attest: /s/ Patrick C. Doran         Title: President & CEO

LESSEE:
SECURITY BENEFIT LIFE INSURANCE COMPANY
a Kansas stock insurance company

By: /s/ John F. Guyot
Name: John F. Guyot
Attest: /s/ Barry G. Ward         Title: SVP, GC & Secretary

EXHIBIT A-4

Spaces that will remain accessible for operation of computer equipment include the following:

• Data Center
• Computer Operations Room
• Phone Room
• Telecommunications Closet

Entry points of access will be from the current Bank entry door located near the delivery bay area and the Security Benefit garage bay area. Path of travel will be directly from the bay area to the rooms listed using the center hall as depicted in Diagram 1.

EXHIBIT B-4

Furniture, Fixtures and Equipment NOT included in the Sale

Furniture / Equipment NOT included in the sale	Location
All electronic equipment including computers, TVs (including wall and ceiling mounts), Copiers, Printers, Postage machine, Fax machines, AED, shredders, mobile white boards, servers* and switch gear	Throughout the building	*racks will stay
Complete rolling file system including rails	Vault / First floor
All Metal Shelving	IT Storage, Dock, M&C Storage and Facilities Closet
All FireKing fireproof file cabinets	Throughout the building
All Artwork	Throughout the building
All plastic folding tables	Hills Rooms and Egress hall in Pavilion C
Computer wipe tables	IT storage
Storage cabinets and server desk in the server room	Server room
50 - 4 drawer Haworth Lateral File cabinets	Throughout the building
Accounting/Audit file cabinets and shelving units in Accounting Closet (17 pieces)	Accounting Closet
Miscellaneous items including rolling carts, facilities tools, trash/recycle containers/bins, etc.	Throughout the building

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